EXHIBIT 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                      Three months              Nine months
                                                   ended September 30,      ended September 30,
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                                                    1999        1998         1999        1998
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                                                        (Dollars, cept per share amounts,
                                                         and sharesxpressed in thousands)
Income (Numerator):

Net income                                      $   64,529      54,678      179,096     176,563
Dividends applicable to preferred stock               (100)       (102)        (304)       (306)
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Net income applicable to common stock               64,429      54,576      178,792     176,257
Dividends applicable to preferred stock                100         102          304         306
Interest on convertible securities,
  net of taxes                                          63          93          189         279
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Net income as adjusted for purposes of
  computing diluted earnings per share          $   64,592      54,771      179,285     176,842
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Shares (Denominator): *

Weighted average number of shares:
     Outstanding during period                     139,546     137,762      139,148     137,430
     Employee Stock Ownership Plan shares
       not committed to be released                   (461)       (555)        (480)       (573)
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Number of shares for computing basic
  earnings per share                               139,085     137,207      138,668     136,857

Incremental common shares attributable
  to additional dilutive effect of
  convertible securities                             2,419       3,115        2,663       3,051
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Number of shares as adjusted for purposes
  of computing diluted earnings per share          141,504     140,322      141,331     139,908
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Basic earnings per share *                      $      .46         .40         1.29        1.29
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Diluted earnings per share *                    $      .46         .39         1.27        1.26
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*  Reflects March 1999 stock split.  See Note 4.

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